                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

--------------------------------------------------------------------------------

   2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

   3) Filing Party:

--------------------------------------------------------------------------------

   4) Date Filed:

                                January 16, 1996
--------------------------------------------------------------------------------

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         9444 FARNHAM STREET, SUITE 100
                          SAN DIEGO, CALIFORNIA 92123

                           NOTICE OF SPECIAL MEETING

February 1, 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Medical Imaging Centers of America, Inc., on February 26, 1996 at 10:00 a.m. PST at The Embassy Suites, 4550 La Jolla Village Drive, San Diego, CA 92122. Your Board of Directors and management look forward to greeting personally those shareholders able to be present. However, if you are unable to attend, I urge you to return the enclosed GREEN proxy card as soon as possible.

     The meeting will be held for the following purposes:

        1. To consider and vote upon a shareholder proposal to remove all present directors without cause; and

        2. If Proposal #1 is approved, to elect directors for the balance of the terms of the present directors and until their successors are elected and qualified; and

        3. To transact such other business as may be properly presented to the meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on January 17, 1996 shall be entitled to notice of and to vote at said meeting or any adjournment thereof.

     Regardless of the number of shares you own, your vote is important. Unless you plan to attend the meeting, please complete, sign, date and return the proxy card in the enclosed envelope at your earliest convenience. Mailing your completed GREEN proxy card will not prevent you from voting in person at the meeting if you wish to do so.

Sincerely,

/s/ ROBERT S. MUEHLBERG

Robert S. Muehlberg
Chairman of the Board and
Chief Executive Officer

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         9444 FARNHAM STREET, SUITE 100
                          SAN DIEGO, CALIFORNIA 92123
                                 (619) 560-0110

                                PROXY STATEMENT
                            BY BOARD OF DIRECTORS IN
                          OPPOSITION TO THE PROPOSALS
                      MADE BY THE STEEL PARTNERS COMMITTEE

                        SPECIAL MEETING OF SHAREHOLDERS

                               FEBRUARY 26, 1996

Dear Shareholders:

     This Proxy Statement is furnished by the Board of Directors (the "Board") of Medical Imaging Centers of America, Inc., a California corporation (the "Company"), to the holders of outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), in connection with the solicitation of proxies by the Board for use at a special meeting (the "Meeting") to be held on February 26, 1996, and at any adjournment or adjournments thereof. The Meeting was called pursuant to a demand by Steel Partners, II, L.P., a Delaware limited partnership ("Steel Partners"), and Steel Partners Services, Ltd., a New York corporation ("Steel Services;" Steel Partners and Steel Services, collectively, "Steel"). This Proxy Statement and the enclosed GREEN proxy card are first being mailed to shareholders on or about February 1, 1996.

     The purpose of the Meeting is to consider proposals made by Steel, and opposed by the Board and management of the Company, to remove all of the current members of the Board without cause and replace the Board with Steel's own nominees (the "Steel Proposals"). In the Board's opinion, the Steel Proposals are not in the best interests of all shareholders of the Company, but rather were made in furtherance of Steel's own interests to take control of the Company without paying a "control premium" to you and all other shareholders. The Board vigorously opposes the Steel Proposals and is soliciting proxies in opposition to the Steel Proposals.

                           REJECT STEEL'S EFFORTS TO
                          TAKE CONTROL OF YOUR COMPANY

     After careful consideration, your Board recommends that you vote AGAINST the Steel Proposals. Consider the following in support of the Board's position:

- The current Board believes it has a successful track record in enhancing shareholder value. Since implementing its strategic plan in the third quarter of 1994, the Company's operations have been consistently profitable, shareholders' equity has increased over $5 million, and the value of your stock has increased from $3.75 per share (closing price as of December 31, 1994) (after giving effect to the one for five reverse stock split which occurred in 1995) to $9.00 per share (closing price as of January 24, 1996), clear evidence that the Board is succeeding in its efforts to benefit all shareholders.

- Your Board has plans for the Company which are intended to benefit ALL shareholders, not simply Steel. Options being considered by the current Board include expansion of the Company's regional presence in existing Diagnostic Medical Center markets through business combinations that would positively impact operating results and, in the Board's opinion, may benefit the Company's stock price over time, redemptions of Common Stock, and the refinancing of existing debt. The Board is continually exploring alternatives to maximize the value of the Company's Common Stock for the benefit of all shareholders, but has not presently fixed a deadline by which any of these actions may be taken.

- As explained in "INFORMATION CONCERNING THE MEETING -- Background of Meeting" below, the Board in good faith offered Steel representation on the Board (two of seven directors or 29% of the Board) in excess of Steel's current ownership of 19.7% of the Company's Common Stock, but Steel rejected the offer. The Board believes that Steel, as a minority shareholder with no apparent experience in the Diagnostic Imaging industry, should not have 100% control of the Board of Directors and the ability to speak for ALL shareholders.

- Under the terms of the Company's $8.2 million in principal amount of Convertible Subordinated Debentures due 1999 (the "Debentures"), the Company is obligated to offer to prepay the Debentures in the event of a "change in control" of the Company. "Change in control" is defined to include the acquisition by any person or group of persons of the power to elect, appoint or cause the election of at least a majority of the members of the Board of Directors. If Steel were successful in its efforts to remove the present Board, it would trigger such a "change in control," which, in turn, would give rise to the prepayment obligation. In light of the favorable interest rate the Company currently is paying on the Debentures and the fact that the conversion price is significantly above the current market price of the Company's Common Stock, the Board believes that most, if not all, of the holders of the Debentures would elect prepayment of their Debentures. If the Company were required to prepay all of the Debentures, the Company would be forced to use substantially all of its current cash balances, and its ability to effect certain business combinations and to pursue attractive transactions would be limited. Any failure to meet the prepayment obligation in the Debentures would result in an event of default under the Debentures.

- Steel has stated that its nominees intend to rescind the Shareholder Rights Plan (the "Rights Plan") adopted by the Board on October 2, 1991. The Board adopted the Rights Plan in an effort to deter coercive or unfair takeover tactics and to protect the shareholders against unsolicited attempts to acquire control of the Company that do not offer shareholders the full value of their investment (i.e., attempts which fail to pay any "control premium" to the Company's shareholders). Steel already owns 19.7% of the Company's outstanding Common Stock. If Steel were successful in its plans to redeem the Rights Plan, the shareholders would lose what the Board considers to be their best protection against a takeover tailored to serve Steel's own interests rather than those of all shareholders. The Board believes that Steel's objective is nothing short of complete control of your Board of Directors and control of your Company without paying you and all other shareholders a "control premium;" indeed without offering to pay you anything at all.

     THE BOARD VIGOROUSLY OPPOSES THE STEEL PROPOSALS. THE BOARD URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY STEEL AND TO SIGN AND RETURN THE ENCLOSED GREEN PROXY CARD.

     IF YOU PREVIOUSLY SIGNED AND RETURNED A PROXY CARD TO STEEL YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU SIGNED THE PROXY CARD SENT TO YOU BY STEEL, THE BOARD URGES YOU TO REJECT THE STEEL PROPOSALS BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR PROXY CARD IS IMPORTANT. PLEASE ACT TODAY!

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO EXECUTE A GREEN PROXY CARD, VOTING YOUR SHARES ON YOUR BEHALF AS RECOMMENDED BY THE BOARD. YOU SHOULD ALSO COMPLETE, SIGN, DATE AND MAIL YOUR GREEN PROXY CARD WHEN YOU RECEIVE IT IN THE MAIL. PLEASE DO SO AT ONCE.

     If you have any questions about giving your proxy or require assistance, please call:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                               NEW YORK, NY 10005
                            (212) 269-5550 (COLLECT)
                                       OR
                         CALL TOLL FREE (800) 326-3066

                       INFORMATION CONCERNING THE MEETING

BACKGROUND OF MEETING

     On January 25, 1995, Steel Partners began accumulating Common Stock of the Company, and by the time they filed their first Schedule 13D with the Securities and Exchange Commission (the "SEC") in March 1995, Steel Partners had acquired 5.6% of the Company's outstanding Common Stock.

     On May 3, 1995, Mr. Muehlberg, the Company's President and Chief Executive Officer, met with Mr. Lichtenstein, Chairman and President of Steel Partners, to discuss both the Company and its industry. Mr. Muehlberg told Mr. Lichtenstein that the Company currently had one vacant seat on its Board and that another current director of the Company did not intend to stand for re-election at the Company's annual meeting of shareholders in August 1995. Mr. Muehlberg offered Mr. Lichtenstein and Steel Partners representation on the Company's Board. Mr. Lichtenstein told Mr. Muehlberg that: (1) Steel Partners supported the Company's current management; and (2) Steel Partners had purchased Common Stock to hold as an investment. Mr. Lichtenstein stated that Steel Partner's investment in the Company was passive and that Steel Partners had no intent to take an active role on the Company's Board.

     On August 23, 1995, following the Company's annual meeting at which Steel Partners voted in favor of all of the Company's nominees for director, Mr. Lichtenstein made a presentation to the Company's newly elected Board. After confirming "support" for the Company's management and Board, Mr. Lichtenstein told the Board that Steel Partners wanted to own more than 20% of the Company's Common Stock and urged the Board to remove the Company's Rights Plan. As noted above, the Rights Plan was adopted by the Board to deter coercive or unfair takeover tactics and to protect the Company's shareholders. Thus, the Board, determined to protect the interests of ALL shareholders and not simply those of one large shareholder, refused Steel Partner's request.

     In the weeks following his presentation, Mr. Lichtenstein repeatedly contacted Mr. Muehlberg regarding the removal of the Rights Plan and stated that he would take action if the Rights Plan was not removed or substantially altered.

     On November 8, 1995, in a meeting with Mr. Muehlberg and other directors of the Company, Mr. Lichtenstein again demanded that: (1) the Company immediately remove the Rights Plan; and (2) the Company provide Steel Partners with two seats on the Company's Board.

     On December 14, 1995, Mr. Muehlberg called Mr. Lichtenstein and asked Mr. Lichtenstein to outline Steel Partner's "plan" for the Company. Mr. Lichtenstein promised to provide such a plan in writing to Mr. Muehlberg. Instead of a specific plan about the Company, on December 19, 1995, Mr. Lichtenstein sent to Mr. Muehlberg a generic description of Steel Partner's investment objectives which did not include anything specific to the Company.

     On December 20, 1995, Mr. Muehlberg sent a letter to Mr. Lichtenstein repeating the request that Mr. Lichtenstein reveal his plan for the Company to ensure that the interests of all of the Company's shareholders were protected. Mr. Lichtenstein's apparent response came on December 29, 1995, when Steel Partners, through its agent, made a demand upon the Company that a special meeting of shareholders be called on February 26, 1996 to remove the Company's current Board and to elect Steel Partners' nominees in their place. This demand was made despite Steel Partner's repeated public disclosure that they had purchased shares of Common Stock as an "investment." Also on January 2, 1996, Steel commenced a proxy solicitation against the Company by filing preliminary proxy materials with the SEC.

     On January 10, 1996, the Board of Directors authorized Mr. Muehlberg to offer Steel Partners the following: (1) an increase of the number of directors on the Board by two, with nominees of Steel designated to fill the two new vacancies; and (2) reimbursement of Steel's expenses incurred in connection with its proxy solicitation, all in exchange for a standstill agreement pursuant to which Steel would agree, among other things, not to commence a proxy solicitation or otherwise attempt to take control of the Company for a period of two years. Mr. Lichtenstein rejected and countered the Company's offer by proposing an increase of the number of directors on the Board by three, with nominees of Steel designated to fill the three new positions;

however, Steel would not enter into a standstill agreement as described above. The Board rejected Mr. Lichtenstein's counter-proposal since it provided no protection to minority shareholders against Steel's attempt to take control of the Company without paying a "control premium" to all shareholders.

     On January 10, 1996, the Company commenced litigation in the United States District Court for the Southern District of California against Steel and certain of its affiliates (the "Steel Defendants") alleging that the Steel Defendants violated certain federal securities laws and state tort laws in connection with their acquisition of Common Stock and their proxy solicitation. The Company's complaint alleges, among other matters, that the Steel Defendants violated
Section 13(d) of the Securities Exchange Act of 1934 by, among other things, filing false and misleading Schedules 13D that failed to disclose the Steel Defendants' true ownership of Common Stock and their true intent to attempt to take control of the Company. The complaint also alleges that the Steel Defendants tortiously interfered with the Company's economic relations with a lender of the Company by, among other things, claiming to have enough control of the Company to have instructed the Company to stop making payments to its lenders. See "CERTAIN LITIGATION" for additional information regarding the litigation.

     Also on January 10, 1996, the Board approved certain amendments to the Rights Plan to provide greater flexibility for the Company and to take into consideration a one for five reverse stock split effected by the Company in October 1995. Pursuant to the Rights Plan, the Board previously declared a dividend distribution of one preferred share purchase right on each outstanding share of Common Stock. Each right entitles shareholders to buy one one-hundredth of a share of preferred stock of the Company at an exercise price of $35.00. The Rights Plan, as amended, makes the determination whether the rights are exercisable dependent on a public announcement by the Company or by a shareholder that the shareholder's beneficial ownership of Common Stock has risen above 20% of the total issued and outstanding shares of Common Stock. In contrast, the original Rights Plan made such determination automatic upon a shareholder reaching the 20% threshold. By making the triggering of the rights dependent on a public announcement, the Company will not face a situation where the rights will be activated and the Board will not have an opportunity to redeem the rights. In addition, the amendments to the Rights Plan provide greater flexibility for the Board if the Company does not have sufficient authorized but unissued shares of Common Stock to allow full exercise of the rights and the Company determines that it is unable to cause the authorization of sufficient additional shares of Common Stock. In such an event, the Rights Plan, as amended, provides that the Company may substitute for all or part of the shares of Common Stock it otherwise would have to issue other capital stock, debt, cash or other assets of the Company, or any combination of the foregoing, in amounts having the same value as the discount on shares of Common Stock provided for in the Rights Plan. Finally, the amendments to the Rights Plan also correct erroneous references to "Preferred Shares" where the context clearly required references to "Common Shares."

     The Board's decision to amend the Rights Plan was prompted by a review of the Rights Plan by the Company's outside counsel. The Company asked its counsel to review the Rights Plan, which was drafted by previous counsel, due to a concern about Steel's beneficial ownership approaching the 20% trigger for the rights. The amendments were not made to impede the Steel Proposals. Instead, the Board adopted the amendments to the Rights Plan to make the Rights Plan function as intended and to reduce the possibility that the rights might be triggered without the Board's having an opportunity to negotiate with the shareholder whose actions triggered the rights.

RECORD DATE; VOTING SECURITIES

     The Board has established the close of business on January 17, 1996 as the record date for determining shareholders entitled to notice of and to vote at the Meeting. At the close of business on that date, the Company had 2,642,326 shares of Common Stock outstanding.

EFFECT OF THE GREEN PROXY CARD

     The Company's Board of Directors is soliciting AGAINST the Steel Proposals. By executing the GREEN proxy card, shareholders will be voting to retain the current Board and against the Steel Proposals and will revoke any earlier dated proxy card solicited by Steel which they may have signed. Shares represented by the GREEN proxy card will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, in accordance with the recommendations of the Board contained in this Proxy Statement, as to all shares of Common Stock represented by that proxy card.

     Any shareholder may revoke a proxy at any time prior to its exercise by filing a later dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a shareholder is not attending the Meeting, any proxy or notice must be returned in time for receipt no later than the close of business on the date preceding the Meeting in order to be effective.

     The Board urges you NOT to sign any proxy card sent to you by Steel. Whether or not you have previously executed a proxy card sent by Steel, the Board urges you to show your support for the Board by executing and dating the enclosed GREEN proxy card solicited by the Board and returning it to the Company in the enclosed postage-prepaid envelope as soon as possible.

MATTERS TO BE VOTED ON AT THE MEETING

     Set forth below are two proposals proposed by Steel to be acted upon at the Meeting. The Board unanimously recommends a vote AGAINST each of the proposals.

     1.  Proposal #1 -- Removal of Directors

     Steel is presenting Proposal #1 to remove from office, without cause, all of the current members of the Company's Board of Directors and to declare each such directorship vacant. The Board unanimously recommends a vote AGAINST this proposal.

     2.  Proposal #2 -- Election of New Directors

     Steel is presenting Proposal #2 to elect a new slate of directors comprised of five Steel insiders to replace the Company's Board of Directors removed pursuant to Proposal #1, if Proposal #1 is approved by the shareholders of the Company. If Proposal #1 is not approved, there will be no election of directors at the Meeting. The Board unanimously recommends a vote AGAINST this proposal and Steel's new slate of directors.

     If Proposal #1 is approved, none of the current members of the Board will be candidates for election. Consequently, the Board is not soliciting proxies for the election of new directors. The Board is instead focusing its efforts on soliciting proxies AGAINST Proposal #1.

OTHER BUSINESS AT THE MEETING

     The Board is not aware of any other items of business to be brought before the Meeting. However, should any other business properly come before the Meeting, a validly executed GREEN proxy card will empower the proxies named therein to vote in their discretion on any such matter.

REQUIRED VOTE; QUORUM

     The holders of Common Stock issued and outstanding having a majority of the votes entitled to be cast at the Meeting must be represented in person or by proxy in order to constitute a quorum at the Meeting. Under California law and the By-laws of the Company, an affirmative vote of a majority of the issued and outstanding Common Stock of the Company is required for the approval of Proposal #1, the removal of all of the current members of the Company's Board of Directors without cause. Abstentions and broker non-votes are counted in the determination of a quorum; however, they have the effect of a vote AGAINST Proposal #1 and no effect on any other matter to be brought before the Meeting, including the election of directors.

     Each holder of Common Stock issued and outstanding at the Meeting has one vote for each share with respect to all matters to be considered at the Meeting, and may have cumulative voting rights with respect to Proposal #2 -- Election of New Directors. No shareholder may cumulate votes unless a shareholder has announced at the Meeting his intention to do so, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Steel has announced that it plans to make an announcement at the Meeting of its intent to cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by him, or to distribute his votes on the same principle among two or more nominees, as he sees fit. In the event additional persons are nominated for the position of director, the proxyholders may cumulate and cast their votes, at their discretion, among all or less than all of the nominees in such proportions as they see fit. However, a shareholder may cumulate votes ONLY for a candidate or candidates whose names have been placed in nomination prior to the voting. If Proposal #1 is approved, none of the current members of the Board will be candidates for election. Consequently, if Proposal #1 is approved, it will not be possible to cumulate votes to elect as a director any of the current members of the Board. The five nominees for director receiving the highest number of votes at the Meeting will be elected. Further, if Proposal #1 is approved, it will trigger provisions in certain executive officer employment contracts allowing them to terminate their service to the Company with compensation (see "INFORMATION REGARDING THE CURRENT DIRECTORS AND EXECUTIVE OFFICERS -- Executive Officer Agreements").

                INFORMATION REGARDING THE CURRENT DIRECTORS AND
                               EXECUTIVE OFFICERS

     ROBERT S. MUEHLBERG, 41, a Director since 1994, has been Chief Executive Officer and Chairman of the Board of Directors of the Company since February 1995, and also holds the position of President/Chief Operating Officer. Mr. Muehlberg has also held the positions of Executive Vice President, Senior Vice President and Vice President, Operations since joining the Company in February 1985. Prior to joining the Company, Mr. Muehlberg was Operations Manager at International Imaging, Inc., a provider of mobile and free-standing diagnostic imaging centers, from 1983 to 1985, and Area Manager for AMI/DSI, a provider of mobile diagnostic imaging services from 1980 to 1983. Mr. Muehlberg holds a Bachelor's degree in Health Science from the University of Missouri and a Master's degree in Business Administration from Nova Southeastern University. Mr. Muehlberg is currently a member of the International Forum for Corporate Directors, an organization dedicated to responsible corporate governance.

     DENISE L. SUNSERI, 36, has been Chief Financial Officer and Secretary since June 1993 and a Director of the Company since February 1995. She served as Vice President and Corporate Controller from December 1991 to June 1993 and joined the Company as Director of Financial Reporting in 1989. Prior to joining the Company, Ms. Sunseri held various positions between 1981 and 1989 in the Auditing and Financial Services division of the accounting firm of Arthur Andersen & Co. Ms. Sunseri is a CPA and holds a Bachelor's degree in Business Administration from the University of Portland. Ms. Sunseri is currently a member of the International Forum for Corporate Directors, an organization dedicated to responsible corporate governance.

     KEITH R. BURNETT, M.D., 43, a Director since 1993, has been the Medical Director of four of the Company's medical centers: Long Beach Medical Imaging Clinic since 1985; Medical Imaging Center of Huntington Beach since 1988; Laguna Niguel MRI Center since 1992; and Downey MRI Center since July 1994. He also has been Medical Director of Medical Imaging Services, a California network of imaging services, since 1992. Dr. Burnett has been an Assistant Clinical Professor of Radiology at the University of California at Irvine since 1985 and a consultant in Nuclear Medicine, Veterans Medical Center since 1988. He is Chairman of the Examination Committee of the Registry of Magnetic Resonance Technologists (RMRIT) and a member of the Advisory Council on MRI and Chiropractic Research at the Los Angeles College of Chiropractic. Dr. Burnett received his Bachelor of Arts degree in Human Biology from Stanford University in 1974 and his Doctor of Medicine degree from Creighton University in 1978.
Dr. Burnett is board certified in Radiology and Nuclear Medicine and a Diplomate of the American Board of Radiology.

     ROBERT G. RICCI, D.O., 61, a Director since 1995, has been Director of Medical Affairs and Education at Park Lane Medical Center, Kansas City, Missouri, since 1992. He was President of Medical Imaging, Inc., Kansas City, Missouri, a radiology practice, from 1974 through November 1, 1995. Dr. Ricci currently serves on the Board of Directors for the following private companies:
Park Lane Medical Center, Preferred Health Professionals and Health Midwest. He served as Program Chairman of the Missouri Association of

Osteopathic Physicians, as well as Program Chairman of the American Osteopathic College of Radiology, in 1995. Dr. Ricci attended Temple University in Philadelphia and received his Doctor Of Osteopathy from the University of Health Sciences of Osteopathic Medicine in 1968. Dr. Ricci is board certified in Radiology and is a Fellow of the American Osteopathic College of Radiology.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eight meetings during the Company's 1995 fiscal year. In that year, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served.

     The Company has a Compensation/Stock Option Committee and an Audit Committee. The Compensation/Stock Option Committee is responsible for determining the specific forms and levels of compensation of the Company's executive officers and administering the Company's stock option plans for officers, directors, key employees and consultants of the Company. During the Company's 1995 fiscal year, the Committee met once and all members were present. Presently, the Committee consists of Messrs. Burnett (Chairman) and Ricci.

     The Audit Committee is responsible for meeting with the Company's financial management and independent auditors to review the work of each and to ensure that each is properly discharging its responsibilities. The independent auditors have free access to the Audit Committee, without management representatives present, to discuss results of their audit and their opinions of the adequacy of the internal controls and quality of financial reporting. The Audit Committee recommends to the Board of Directors the election of the firm of independent auditors to audit the Company's financial statements. During the Company's 1995 fiscal year, the Committee met three times and all members were present. Presently, the Committee consists of Messrs. Ricci (Chairman) and Burnett.

     The Company does not have an executive or nominating or similar committee. The Board of Directors generally acts in its entirety upon matters which might otherwise be the responsibility of such committees.

RESIGNATION OF DIRECTOR

     On January 11, 1996, E. Keene Wolcott resigned from the Board of Directors of the Company citing his opposition to recently filed litigation against Steel and the timing of the commencement of such litigation, as well as Mr. Wolcott's opposition to poison pills. See "CERTAIN LITIGATION" for a description of the litigation against Steel. On January 12, 1996, the Company responded to Mr. Wolcott's resignation citing the unanimous support among each of the Company's other directors, financial advisors and legal counsel regarding the commencement of such litigation. Both letters were subsequently filed by the Company with the SEC on January 16, 1996 as attachments to a Report on Form 8-K.

DIRECTORS' COMPENSATION

     Directors, except those who are also officers of the Company, are granted warrants at the discretion of the Company's Compensation/Stock Option Committee for their services as directors, are paid $3,000 for each meeting attended and are reimbursed for out-of-pocket expenses of attending meetings. Messrs. Burnett and Ricci received 37,000 and 32,000 warrants, respectively, for such services over the course of their tenures as directors. The Chairpersons of the Compensation/Stock Option Committee and Audit Committee receive an additional $2,000 and $4,000 per year, respectively.

DIRECTOR AND OFFICER SECURITY REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish the Company with copies of all reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during its 1995 fiscal year all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 17, 1996, by each director and executive officer of the Company, and all directors and executive officers as a group. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if he has, or shares, the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address for each of the persons listed below is 9444 Farnham Street, Suite 100, San Diego, CA 92123.

                                                                PERCENT
                                         AMOUNT AND NATURE        OF
                                           OF BENEFICIAL        COMMON
                NAME                       OWNERSHIP(1)          STOCK
                ----                     -----------------     ---------
Robert S. Muehlberg                           63,333(2)            3%
Denise L. Sunseri                             52,333(3)            2%
Keith R. Burnett, M.D.                        37,654(4)            1%
Robert G. Ricci, D.O.                         32,000(5)            1%
All Executive Officers and Directors         185,320(6)            7%
  as a Group (4 persons)

---------------

(1) Unless otherwise specified in the footnotes, the shareholder has sole voting and dispositive power.

(2) Includes presently exercisable options to purchase 61,333 shares of Common Stock at $2.35 to $21.90 per share, issued for service as an officer and employee.

(3) Includes presently exercisable options to purchase 52,333 shares of Common Stock at $3.13 to $21.90 per share, issued for service as an officer and employee.

(4) Includes presently exercisable warrants to purchase 37,000 shares of Common Stock at $4.05 to $7.81 per share, issued for service as a director.

(5) Includes presently exercisable warrants to purchase 32,000 shares of Common Stock at $7.50 to $7.81 per share, issued for service as a director.

(6) Includes presently exercisable options and warrants to purchase 182,666 shares of Common Stock at various prices, as described in the footnotes above.

COMPENSATION TABLES

     The following table provides information on compensation paid by the Company to the Company's Chief Executive Officer and the Company's only other executive officer for fiscal year 1995:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                            SECURITIES
                                                    ANNUAL                  UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION ($)
       ---------------------------         ----   ----------   ---------   ------------   ----------------
Robert S. Muehlberg                        1995     167,200      50,000       45,000            5,207(1)
Chairman of the Board,                     1994     148,450      25,000       40,000            5,612(1)
President and Chief                        1993     148,628      20,000       12,000            6,255(1)
Executive Officer
Denise L. Sunseri                          1995     142,200      50,000       45,000            4,271(2)
Vice President, Chief                      1994     142,200      25,000       20,000            5,882(2)
Financial Officer and Secretary            1993     135,385      15,000       12,000            5,498(2)

---------------

(1) The amounts disclosed in this column include payments under the Company's medical reimbursement policy of $483 for 1995, $1,036 for 1994 and $2,474 for 1993; the Company's matching 401(k) employer contribution of $3,527 for 1995, $3,469 for 1994 and $2,752 for 1993; and $1,197 for 1995, $1,107 for
    1994 and $1,029 for 1993 in premiums for a personal long-term disability policy.

(2) The amounts disclosed in this column include payments under the Company's medical reimbursement policy of $520 for 1995, $1,699 for 1994 and $1,706 for 1993; the Company's matching 401(k) employer contribution of $2,849 for 1995, $3,344 for 1994 and $3,008 for 1993; and $902 for 1995, $839 for 1994
    and $784 for 1993 in premiums for a personal long-term disability policy.

     The following table provides information on option grants in fiscal 1995 to the executives named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              PERCENT                                      POTENTIAL
                                                OF                                         REALIZABLE
                                               TOTAL                                    VALUE AT ASSUMED
                               NUMBER OF      OPTIONS                                   ANNUAL RATES OF
                               SECURITIES     GRANTED                                     STOCK PRICE
                               UNDERLYING       TO                                      APPRECIATION FOR
                                OPTIONS      EMPLOYEES                                   OPTION TERM(1)
                                GRANTED      IN FISCAL     EXERCISE     EXPIRATION     ------------------
            NAME                  (#)        YEAR (#)      PRICE($)        DATE        5%($)      10%($)
            ----               ---------     ---------     --------     ----------     ------     -------
Robert S. Muehlberg..........    25,000(2)       21          7.81         12/13/00     53,975     119,225
                                 20,000(3)       16          7.81         12/13/00     43,180      95,380
Denise L. Sunseri............    25,000(2)       21          7.81         12/13/00     53,975     119,225
                                 20,000(3)       16          7.81         12/13/00     43,180      95,380

---------------

(1) Potential realizable value is based on an assumption that the price of the Common Stock appreciates above the exercise price at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

(2) Options are immediately exercisable.

(3) Options are exercisable upon the Company meeting certain 1996 performance goals. In the event that the Company and/or its shareholders enter into a binding agreement or adopt a plan to implement a dissolution, liquidation, reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving entity, or upon a sale of substantially all the property of the Company, the exercise date of any outstanding options shall accelerate and such options shall become immediately exercisable.

     The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES                 OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Robert S. Muehlberg............      --           --         61,333         45,667       $ 145,592      $ 149,848
Denise L. Sunseri..............      --           --         52,333         30,667       $ 116,092      $  61,348

     EXECUTIVE OFFICER AGREEMENTS. As an incentive for their continued efforts on behalf of the Company, the Board of Directors has entered into employment contracts with Mr. Muehlberg and Ms. Sunseri which provide that they will be paid the equivalent of one year's salary and employee benefits in the event that their employment by the Company is involuntarily terminated or if there is a change in control of the Company and they should elect not to remain employed after such change in control. A change in control, as defined in such employment contracts, means (i) the entering into by the Company or its shareholders of an agreement to dispose of, by sale, exchange, merger, reorganization, dissolution or liquidation, either 80% or more of the assets of the Company or a portion of the outstanding Common Stock such that one person or group beneficially owns 25% or more of the outstanding Common Stock, (ii) the issuance by the Company to one person or group sufficient shares of Common Stock to increase such person's or group's ownership to 25% or more of the outstanding Common Stock, or (iii) a change in the composition of the Board of Directors such that the individuals who constituted the Board as of the date of the employment contracts (the "Incumbent Board") or individuals who become members of the Board of Directors subsequent to the date of the employment contracts and whose nominations to the Board are approved by a vote of at least a majority of those members of the Board of Directors who were members of the Incumbent Board (or whose nominations were approved by the Incumbent Board) cease to constitute at least a majority of the Board. The foregoing definition of "change in control" in the employment contracts was recently amended by the Board to include clause (iii) above. Such amendments were made to provide greater comfort to Mr. Muehlberg and Ms. Sunseri that in the event of a takeover of the Company of the type presently threatened by Steel, Mr. Muehlberg and Ms. Sunseri would be entitled to terminate their employment with the Company and to receive their respective severance packages of one year's salary and employee benefits. As noted above in "INFORMATION CONCERNING THE MEETING -- Required Vote; Quorum," if Steel's first proposal (Removal of Directors) is approved, such approval will trigger the change in control provisions, as amended, thereby allowing Mr. Muehlberg and Ms. Sunseri to terminate their service to the Company with compensation. Further, if Steel succeeds in removing the Board and intends thereafter to retain Mr. Muehlberg and Ms. Sunseri as employees of the Company, the amendments described above would impede Steel's efforts in that regard. If Steel intends to terminate the employment of Mr. Muehlberg and Ms. Sunseri following the removal of the Board, however, the amendments would have no effect, as Mr. Muehlberg and Ms. Sunseri would be entitled to their respective severance packages as a result of such involuntary termination, regardless of the change in control provisions.

     TAX DEFERRED RETIREMENT PLAN. The Company instituted a tax deferred retirement plan (the "TDRP") under Section 401(k) of the Internal Revenue Code for the benefit of all domestic employees in October 1989. Under the TDRP, an employee may defer up to 10% of pre-tax earnings, subject to a maximum deferral established each year, and contribute it to a trusteed plan. The Company will match 50% of an employees' contribution to a maximum of 6% of gross pay. All regular employees working over 1,000 hours per year who have completed six months employment are eligible to enroll during the months of March, June, September and December. The Company's matching contributions vest over a five year period. Benefits under the TDRP are payable on retirement, hardship, death of the employee or termination of employment. Approximately 245 employees, including officers, are eligible to participate in the TDRP, and 179 are presently enrolled. During 1995, the Company contributed $118,339 to match employee contributions, including $6,376 for all named executive officers as a group.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1995, the Compensation/Stock Option Committee of the Company's Board of Directors initially consisted of Messrs. Burnett (Chairman), Wolcott and Prosek. In July 1995 and for the remainder of the fiscal year, the Committee was changed to consist of Messrs. Burnett (Chairman), Wolcott and Ricci.

     Dr. Keith R. Burnett is a principal and officer of Magnetic Imaging Medical Group ("MIMG"), which provides radiology and other medical services for the Company's Diagnostic Medical Centers located in Long Beach, Huntington Beach, Laguna Niguel and Downey, California. MIMG is a Co-General Partner of the center in Long Beach. Dr. Burnett serves as the Medical Director for the facilities in Huntington Beach and Laguna Niguel. The Management, Licensing and Facilities Agreements between the respective Centers and MIMG ("Agreements") provide that MICA will receive for services rendered: 77.5% of the revenues collected at Long Beach Medical Imaging Clinic, 80% of the revenues collected at Medical Imaging Center of Huntington Beach and Laguna Niguel MRI Center, and 82% at Downey MRI Center. Pursuant to the Agreements, the balance of the amounts collected is retained by MIMG as their fee. In 1995, the Company's share of revenues collected from the four centers was $1,669,000, $1,748,000, $783,000 and $834,000, respectively; MIMG's share of the revenues collected was $452,000, $413,000, $169,000 and $208,000, respectively. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of January 17, 1996, the following shareholders are the only shareholders who are known by the Company to be beneficial owners of more than five percent (5%) of the Company's voting securities.

                                                                AMOUNT AND
                                                                NATURE OF            PERCENTAGE
     NAME AND ADDRESS                                           BENEFICIAL               OF
    OF BENEFICIAL OWNER                                        OWNERSHIP(1)         COMMON STOCK
    -------------------                                        ------------         ------------
General Electric Company.....................................     220,000(2)             8.1%
  20825 Swenson, Suite 100
  Waukesha, WI 53186
Metropolitan Life Insurance Co...............................     372,727(3)            12.4%
  One Madison Avenue
  New York, NY 10010
The Steel Partners Committee.................................     487,374(4)            18.4%
  750 Lexington Avenue, 27th Floor
  New York, NY 10022

---------------

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after January 17, 1996.

(2) On January 16, 1996, General Electric Company exercised previously outstanding warrants to purchase 160,000 shares of Common Stock at $5.70 per share in connection with the repayment by the Company of certain outstanding loans. The information in the table includes presently exercisable warrants to purchase 60,000 shares of Common Stock at $8.50 per share.

(3) Metropolitan Life Insurance Company holds $5,590,909 in principal amount of the Company's Convertible Debentures due April 1999. Such Debentures bear interest at the rate of 6% per annum and are convertible at any time into one share of Common Stock for each $15.00 of principal amount of Debenture. The amount and percentage of Common Stock in the table represents beneficial ownership as if the Debentures had been converted to Common Stock.

(4) The information in the table is taken from a filing with the SEC on Schedule 13D made by The Steel Partners Committee as of December 29, 1995 reporting beneficial ownership. This figure includes 395,704 shares of Common Stock beneficially owned by Steel Partners and 91,670 shares of Common Stock beneficially owned by Steel Services.

REPORT OF COMPENSATION/STOCK OPTION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

     COMPENSATION PHILOSOPHY. The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company; (i) the Company pays competitively; (ii) the Company provides a pay program that helps attract and retain the best people in the industry; (iii) the Company pays for sustained corporate and individual performance based on a review of organizational and management progress against set objectives and the degree to which teamwork and Company values are fostered; and (iv) the Company strives for fairness in the administration of pay.

     COMPONENTS OF EXECUTIVE COMPENSATION. The compensation program for executive officers consists of the following components:

     Annual Cash Compensation includes base salary and an annual cash incentive (bonus). Salaries are established by the Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business, and information obtained from surveys. The annual incentive component of pay is at risk and tied to specific performance measures. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Actual incentive awards for 1995 were based primarily on performance measured against annual financial targets approved by the Committee early in the year. These targets were pretax earnings and cash flow with most of the weighting on earnings, thus establishing a direct link between executive pay and Company profitability. An executive's bonus may be above or below his or her target incentive opportunity, depending on the level of overall performance. In 1995, the Company's financial performance met the objectives set by the Committee, resulting in target incentive payouts to the executive officers named in the Summary Compensation Table.

     Long-Term Incentives include awards of stock options. The objective for this award is to align closely executive interests with the longer term interests of shareholders. Stock options, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level or responsibility, the individual's potential to make significant contributions to the Company, and award levels at companies in the survey group. Long-term incentives granted in prior years are also taken into consideration. For fiscal 1995, the Committee awarded stock options to the executive officers named in the Summary Compensation Table in amounts set forth under the caption "OPTION GRANTS IN LAST FISCAL YEAR".

     COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER. For 1995, Mr. Muehlberg's base salary, as well as his annual cash incentive opportunity and stock option awards, were based on achievement of the Company's 1994 financial targets (referred to under the section above entitled "Components of Executive Compensation"), and in their assessment of Mr. Muehlberg's contribution to the business, the Committee approved an annual incentive payment to him of $50,000. In addition, on December 13, 1995, the Committee approved a stock option grant for Mr. Muehlberg, granting him 45,000 shares of Common Stock at an exercise price of $7.81 per share, which was the fair market value of the Common Stock on the date of grant as set forth in the table under the caption "OPTIONS GRANTS IN LAST FISCAL YEAR." In approving this grant, the Committee considered several factors, including the size and complexity of the Company, the leadership challenge facing the chairman and improved business results for the Company.

     For a discussion of the material terms of Mr. Muehlberg's employment agreement, see "INFORMATION REGARDING THE CURRENT DIRECTORS AND EXECUTIVE OFFICERS -- Executive Officer Agreements."

     DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION PER YEAR. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 1994 and 1995, the Company does not anticipate that there will be nondeductible compensation for the four Company positions in question. The Committee plans to continue to review this matter for 1996 and future years in order to determine the extent of possible modification to the Company's compensation arrangements.

     Compensation/Stock Option Committee

          Keith R. Burnett, M.D.
          Robert G. Ricci, D.O.

                               PERFORMANCE GRAPH

     The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the Dow Jones Health Care Providers Index, the Dow Jones Equity Market, the Nasdaq Stock Market -- U.S. Index and a Peer Group composed of publicly-held diagnostic imaging companies. The Company believes that the Peer Group selected provides a more accurate picture of how the Company's stock has performed relative to companies operating comparable businesses under comparable conditions. The companies in the Peer Group (and their stock symbols) are: Alliance Imaging, Inc. (SCAN), American Health Services Corp. (AHTS), American Shared Hospital Services (AMS), Health Images, Inc. (HII), and Medical Diagnostics, Inc. (MDIY).

     Comparison of five (5) year cumulative total returns* of the Common Stock, the Dow Jones Equity Market Index, the Dow Jones Health Care Providers Index, the Nasdaq Stock Market -- U.S. Index and the Peer Group:

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG MEDICAL IMAGING CENTERS OF AMERICA, INC.,
 THE DOW JONES EQUITY MARKET INDEX, THE DOW JONES HEALTH CARE PROVIDERS INDEX,
              THE NASDAQ STOCK MARKET-US INDEX AND THE PEER GROUP

                                    MEDICAL
                                    IMAGING                        DOW JONES       DOW JONES
      MEASUREMENT PERIOD          CENTERS OF                        EQUITY        HEALTH CARE    NASDAQ STOCK
    (FISCAL YEAR COVERED)        AMERICA, INC.    PEER GROUP        MARKET         PROVIDERS       MARKET-US
    ---------------------        -------------   -------------   -------------   -------------   -------------
12/90                                      100             100             100             100             100
12/91                                       35             123             132             109             161
12/92                                       24              81             144             115             187
12/93                                        6              40             158             179             215
12/94                                        6              43             159             196             210
12/95                                       14              69             221             252             296

* The graph and table set forth above assume $100 was invested on December 31, 1990, in each of the Company's Common Stock, the Dow Jones Equity Market Index, the Dow Jones Health Care Providers Index, the Nasdaq Stock
  Market -- U.S. Index and the Peer Group (some of the companies in the Peer Group were not publicly-held at December 31, 1990), and that all dividends were re-invested. This data was furnished by Research Data Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. Keith R. Burnett, a director of the Company, is a principal and officer of MIMG, which provides radiology and other medical services for the Company's Diagnostic Medical Centers located in Long Beach, Huntington Beach, Laguna Niguel and Downey, California. MIMG is a Co-General Partner of the center in Long Beach. Dr. Burnett serves as the Medical Director for the facilities in Huntington Beach and Laguna Niguel. The Management, Licensing and Facilities Agreements between the respective Centers and MIMG ("Agreements") provide that MICA will receive for services rendered: 77.5% of the revenues collected at Long Beach Medical Imaging Clinic, 80% of the revenues collected at Medical Imaging Center of Huntington Beach and Laguna Niguel MRI Center, and 82% at Downey MRI Center. Pursuant to the Agreements, the balance of the amounts collected is retained by MIMG as their fee. In 1995, the Company's share of revenues collected from the four centers was $1,669,000, $1,748,000, $783,000 and $834,000, respectively; MIMG's share of the revenues collected was $452,000, $413,000, $169,000 and $208,000, respectively. See "INFORMATION REGARDING THE CURRENT DIRECTORS AND EXECUTIVE OFFICERS -- Compensation Committee Interlocks and Insider Participation."

                               CERTAIN LITIGATION

     On January 10, 1996, the Company commenced litigation in the United States District Court for the Southern District of California (the "Court") against Steel and certain of its affiliates (the "Steel Defendants") alleging that the Steel Defendants violated certain federal securities laws and state tort laws in connection with their acquisition of Common Stock and their proxy solicitation. The Company's complaint alleges, among other matters, that the Steel Defendants violated Section 13(d) of the Securities Exchange Act of 1934 by, among other things, filing false and misleading Schedules 13D that failed to disclose the Steel Defendants' true ownership of Common Stock and their true intent to attempt to take control of the Company. The complaint also alleges that the Steel Defendants tortiously interfered with the Company's economic relations with a lender of the Company by, among other things, claiming to have enough control of the Company to have instructed the Company to stop making payments to its lenders.

     The complaint seeks, among other things, to have the Court preliminarily and permanently enjoin the Steel Defendants' proxy solicitation and their acquisition and voting of shares of Common Stock, and damages for the Steel Defendants' tortious interference with the Company's economic relations. The complaint further seeks to have the Court require the Steel Defendants to publicly disclose their beneficial ownership of 20% or more of the Common Stock and declare that the Steel Defendants have thereby become an "Acquiring Person" for purposes of the Rights Plan, enabling all of the Company's shareholders other than the Steel Defendants to purchase shares of Common Stock at bargain prices, under certain circumstances.

     On January 19, 1996, a federal magistrate denied the Company's application for expedited discovery and granted the Steel Defendants' application for a stay of discovery. On January 23, 1996, the Company filed with the Court its objections to the federal magistrate's order and sought an expedited hearing on such objections. The Court scheduled a hearing on the Company's objections for February 5, 1996. The Company plans to go forward with its motion to enjoin Steel's proxy solicitation, which is scheduled to be heard by the Court on February 20, 1996. The Court has scheduled a hearing on the Steel Defendants' motion to dismiss the Company's complaint, which was filed on January 17, 1996, for the same date.

                            SOLICITATION OF PROXIES

COST AND METHOD

     The cost of the proxy solicitation will be borne by the Company. The Company estimates that the total expenditures for such solicitation (including the fees and expenses of the Company's attorneys, financial advisors and public relations firm and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees and the fees and expenses of D.F. King & Co., Inc. described below) will be approximately $500,000, of which approximately $200,000 has been spent to date. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit proxies by mail, in person, by telecommunication or by other electronic means.

     The Company has retained D.F. King & Co., Inc., at an estimated fee of $25,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Approximately 30 persons will be utilized by such firm in its efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock.

     The Company has also agreed to indemnify D.F. King & Co., Inc. against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the SEC, each member of the Board may be deemed to be a "participant" in the Company's solicitation of proxies. The business address of each participant is as follows:

    Robert S. Muehlberg
    9444 Farnham Street, Suite 100
    San Diego, CA 92123

    Denise L. Sunseri
    9444 Farnham Street, Suite 100
    San Diego, CA 92123

    Keith R. Burnett, M.D.
    9444 Farnham Street, Suite 100
    San Diego, CA 92123

    Robert G. Ricci, D.O.
    9444 Farnham Street, Suite 100
    San Diego, CA 92123

TRANSACTIONS BY PARTICIPANTS

     Information about the present Common Stock ownership of the "participants" referred to above is provided in "INFORMATION REGARDING THE CURRENT DIRECTORS AND EXECUTIVE OFFICERS -- Security Ownership of Management." None of the participants purchased or sold any shares of Common Stock within the past two years. In addition, no part of the purchase price or market value of any of their shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares.

     Except as set forth in this Proxy Statement, (i) no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any of the Company's securities, and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

                             SHAREHOLDER PROPOSALS

     Any shareholder who desires to present a proposal to be considered at the Company's next annual meeting may do so, provided that such shareholder satisfies the eligibility requirements established by the SEC. To be considered for submission at the meeting, such proposal must be received by the Company (addressed to the attention of the Secretary) not later than March 26, 1996. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of California, and must otherwise conform to applicable regulations of the SEC.


                                          /s/ ROBERT S. MUEHLBERG

                                          Robert S. Muehlberg
                                          Chairman of the Board and
                                          Chief Executive Officer

                             [FRONT OF PROXY CARD]

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
  PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 26, 1996

    The undersigned shareholder(s) of MEDICAL IMAGING CENTERS OF AMERICA, INC. (the "Company") hereby constitutes and appoints Robert S. Muehlberg and Denise
L. Sunseri, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Shareholders of the Company to be held on February 26, 1996, and at any adjournment or postponement thereof, according to the number of shares of common stock of the Company which the undersigned may be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows:

1. SHAREHOLDER PROPOSAL TO REMOVE ALL PRESENT DIRECTORS WITHOUT CAUSE:

                FOR / /         AGAINST / /         ABSTAIN / /

    THIS PROXY WILL BE VOTED AGAINST THE REMOVAL OF ALL PRESENT DIRECTORS WITHOUT CAUSE, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                          (Continued on reverse side)

                            [REVERSE OF PROXY CARD]

    The undersigned revokes any prior proxy at such meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement is hereby acknowledged.
                                                     Dated: ____________, 1996

                                                     _________________________

                                                     _________________________

                                                     _________________________
                                                          (Signature(s) of
                                                            shareholders)

                                                     Please sign exactly as name
                                                     appears herein. When shares
                                                     are held by joint tenants,
                                                     both should sign; when
                                                     signing as an attorney,
                                                     executor, administrator,
                                                     trustee or guardian, give
                                                     full title as such. If a
                                                     corporation, sign in full
                                                     corporate name by President
                                                     or other authorized
                                                     officer. If a partnership,
                                                     sign in partnership name by
                                                     authorized partner.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
   PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE
                                    ENCLOSED